Exhibits 5 and 23



November  11,  2004



                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Procoregroup Inc., a California corporation (hereinafter the "Company"). I have, in such capacity, examined and I am fully familiar with the Articles of Organization, as amended to date, of the Company, and have examined the records of the corporate proceedings. I have also examined and I am fully familiar with such documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.001 par value, of the Company reserved for issuance under the Procoregroup Inc. 2004 Stock Option Plan dated October 18, 2004 will, when issued in accordance with the terms of such Plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,


/s/
Gary B. Wolff
GBW:hk


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